Exhibit 10.5

RESTATED SEVERANCE PAY AGREEMENT

This Severance Pay Agreement (the “Agreement”), dated as of June 15, 2007 (the “date first set forth above”), is made between United Retail Group, Inc., a Delaware corporation, with principal offices at 365 West Passaic Street, Rochelle Park, New Jersey 07662 (the “Company”) and the undersigned officer of the Company (the “Executive”).

WHEREAS, the availability of severance pay and certain other post-employment benefits will encourage those entitled to them to remain in the Company’s employ; and

WHEREAS, this Agreement was reviewed and approved by the Company’s Board of Directors on June 15, 2007.

NOW, THEREFORE, in consideration of the Executive’s continued employment with the Company and other good and valuable consideration, the parties, intending to be legally bound, hereby agree, effective as of the date first set forth above, as follows:

1.	Definitions.

(a)	By-laws shall mean the By-laws of the Company as in force on the date first set forth above.

(b)	Cause shall mean the occurrence after the date first set forth above of one or more of the following events:

(i)

a judgment of conviction against the Executive or a plea of guilty has been entered for any felony which is both based on his or her personal actions (excluding liability imputed by reason of his or her position as an associate of the Company) and involves common law fraud, embezzlement, breach of duty as a fiduciary, willful dishonesty or moral turpitude (the entry of a judgment or plea being the only event or circumstance sufficient to constitute Cause under this clause (i)), provided, however, that any felony an essential element of which is predicated on the operation of a vehicle shall be deemed not to involve moral turpitude;

(ii)

the Executive has willfully and continuously failed to perform his or her duties to the Company in any material respect, except in the case of Short Term Disability, and material economic harm to the Company has resulted;

(iii)

the Executive has willfully failed in any material respect to follow specific directions of the President of the Company in the performance of his or her duties, except in the case of Short Term Disability;

(iv)	there has been a breach in any material respect of any of the provisions of Section 7; or

(v)

the Executive has willfully failed to report promptly in writing to the Senior Vice President-General Counsel of the Company any fraud of which he or she is aware, or has reasonable grounds to suspect, on the part of any officer of the Company that involves the Company, whether or not the fraud is material and whether it occurred before or after the date first set forth above;

provided, however, that the judgment of conviction or a plea of guilty referred to in clause (i), the failure of performance referred to in clause (ii) and (iii) and the breach referred to in clause (iv) shall constitute Cause for a maximum of only 90 days after the judgment of conviction or plea of guilty was entered, the material economic harm commenced, the directions were not followed or the breach first took place, as the case may be. For purposes of determining Cause, no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company. Termination of employment shall be deemed to be for Cause only if the Company sends the Executive by certified mail to his or her residence before the termination of employment a notice of termination for Cause specifying in reasonable detail the circumstance that is the basis for termination. Short Term Disability shall not be a basis for termination of employment.

(c)

Protected Information shall mean trade secrets, confidential or proprietary information, and all other knowledge, know-how, information, documents or materials, owned or developed by the Company, or otherwise in the possession of the Company, whether in tangible or intangible form, pertaining to the business of the Company, the confidentiality of which the Company takes reasonable measures to protect, including, but not limited to, the Company’s research and development, store operating results, identities and habits of customers and prospective customers, suppliers, business relationships, products (including prices, costs, sales or content), processes, techniques, machinery, contracts, financial information or measures, business methods, future business plans, data bases, computer programs, designs, models, operating procedures, knowledge of the organization, and other information owned, developed or possessed by the Company; provided, however, that Protected Information shall not include information that shall become generally known to the public or the trade without violation of Section 7.

(d)	Severance Pay shall have the meaning set forth in Section 2(b).

(e)

Short Term Disability shall mean the inability of the Executive to substantially perform his or her duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for a continuous period of less than six months.

(f)	Successor shall have the meaning set forth in Section 10(b).

(g)	Termination Without Cause shall have the meaning set forth in Section 2(a).

(h)

Unauthorized shall mean: (i) in contravention of the Company’s policies or procedures; (ii) otherwise inconsistent with the Company’s measures to protect its interests in its Protected Information; or (iii) in contravention of any duty existing under law or contract, provided, however, that the Executive in his or her discretion may disclose Protected Information to the extent necessary in the performance of his or her duties on behalf of the Company.

2.	Severance Pay.

(a)	If, while this Agreement remains in force, either:

(i)	the Company unilaterally terminates the Executive’s employment without Cause;

(ii)

the Executive’s base salary, incentive compensation or group benefits are reduced materially by the Company, and the Executive, within 15 days after first learning of the reduction sends a notice of resignation to the Company at its address first set forth above to the attention of the Human Resources Dept. by certified mail; or

(iii)

the Company fails to obtain the consent of a Successor required pursuant to Section 10(c), and the Executive, within 15 days after first learning of the failure sends a notice of resignation to the Company at its address first set forth above to the attention of the Human Resources Dept. by certified mail;

then a Termination Without Cause shall have occurred at the time the Executive’s employment is terminated by the Company or due to his resignation, as applicable.

(b)

If Termination Without Cause shall occur and within 21 days thereafter the Executive shall send to the Company’s Senior Vice President-Human Resources a general release that excludes rights under outstanding equity-based compensation grants and is in form and substance satisfactory to the Company, then, subject to Section 2(e), the Company shall remit Severance Pay equivalent to 26 weeks’ base pay at the higher of the rate paid on the date first set forth above or on the date on which Termination Without Cause occurred plus an additional week for each full year of service in excess of 10 years of service as of the date of termination but in no event more than a total of 52 weeks. Subject to Section 2(e), Severance Pay shall be remitted to the Executive’s residence in equal weekly installments commencing on the fourth Thursday following Termination Without Cause, payable over the same number of weeks to which the amount of Severance Pay relates (e.g., 30 weeks of Severance Pay will be payable in equal installments over 30 weeks). Subject to Section 2(e), no grace period shall be allowed for remittance of Severance Pay, time being of the essence.

(c)	Following any termination of the Executive’s employment, whether or not Severance Pay is due:

(i)	the Executive shall use reasonable efforts to seek other employment and keep the Company informed of all remuneration from employment received during the period Severance Pay is otherwise due;

(ii)	there shall be set off against each weekly installment of Severance Pay otherwise due all remuneration from employment that the Executive may have obtained during the previous week; and

(iii)	the Executive shall be entitled to the following additional payments within ten days of the employment termination date:

(A)	any base salary accrued or incentive compensation vested but not yet paid;

(B)	pay for any vacation days not taken; and

(C)	reimbursement for business expenses incurred, but not paid, prior to termination of employment.

(d)

Payments made pursuant to this Section 2 shall be final and the Company shall not seek to recover all or any part of such payments from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever other than the Executive’s breach in any material respect of the provisions of Section 7.

(e)

To the extent that any amount payable under this Agreement constitutes an amount payable under a “nonqualified deferred compensation plan” (as defined in Section 409A) following a “separation from service” (as defined in Section 409A), including any amount payable under Sections 2 or 4, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made to the Executive until the date that is six months following the Executive’s “separation from service,” but only if the Executive is deemed to be a “specified employee” under Section 409A at the time the Executive “separates from service.” Any amount not paid to the Executive as a result of this six-month delay, but which amount otherwise would have been paid to the Executive during the six-month wait but for this Section 2(e), will be payable to the Executive by the Company in a lump-sum on the six-month anniversary of his “separation from service” (or, if earlier, to the Executive’s estate in the event of his death).

3.         Deductions and Withholding. The Executive agrees that the Company shall withhold from any and all compensation required to be paid to the Executive pursuant to this Agreement all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

4.	Group Benefits.

(a)

Subject to Sections 2(e) and 4(c), for six months after Termination Without Cause, the Company shall remit to the Executive monthly an amount equal to the excess of the monthly life insurance premium for a converted policy issued to the Executive over the premium previously paid by the Executive for his or her group life insurance; provided that (i) the amount of any expenses reimbursed under this Section 4(a) in any one year will not affect the amount of expenses reimbursed in any other year, and (ii) at no time will the Executive’s right to reimbursements under this Section 4(a) be subject to liquidation or exchange for any other benefit.

(b)

The Company shall make available to the Executive and his or her dependents health, dental and prescription drug benefits in accordance with COBRA regulations. Subject to Section 4(c), for six months after Termination Without Cause, the Company shall remit to the Executive monthly an amount equal to the excess of the monthly premium for COBRA coverage over the payroll withholding previously paid by the Executive for group health benefits.

(c)

The premium reimbursements provided in Sections 4(a) and (b) shall be available upon submission to the Company of evidence of payment of the premiums by the Executive, provided that any such reimbursement will be made no later than the end of the year following the year in which the underlying expense is incurred.

5.	Indemnification.

(a)	The Company shall indemnify the Executive as provided in the By-laws.

(b)

The Company shall use reasonable efforts to continue the existing directors’ and officers’ liability policies covering officers of the Company for $20 million and to maintain the policies for 12 months after Termination Without Cause.

(c)	The provisions of this Section 5 shall survive the termination of the Executive’s employment, irrespective of the reason therefor.

6.         Death. In the event of the death of the Executive, no Severance Pay and other benefits under this Agreement shall thereafter accrue.

7.	Restrictive Covenants and Confidentiality.

(a)

Until the termination of this Agreement and for 12 months thereafter, the Executive shall not solicit, raid, entice, encourage or induce any person who at any time in the prior year shall have been an associate of the Company to become employed by any person, firm or corporation, and the Executive shall not approach any such associate for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action.

(b)

Until the termination of this Agreement and for 12 months thereafter, the Executive will not use, disclose or divulge, furnish or make accessible to anyone, directly or indirectly, any Protected Information in any Unauthorized manner or for any Unauthorized purpose, provided, however, that in the event that the Executive is required to disclose any Protected Information by court order or decree or in compliance with the rules and regulations of a governmental agency or in compliance with law, the Executive will provide the Company with prompt notice of such required disclosure so that the Company may seek an appropriate protective order and/or waive the Executive’s compliance with the provisions of this Section 7(b) and provided, further, that if, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is advised by his or her counsel that such disclosure is necessary to comply with such court order, decree, rules, regulation or law, the Executive may disclose such information without liability hereunder.

(c)

Until the termination of this Agreement and for any period afterwards for which Severance Pay is owing, the Executive shall report promptly in writing to the Senior Vice President-General Counsel of the Company any fraud of which he is aware, or has reasonable grounds to suspect, on the part of any officer of the Company that involves the Company, whether or not the fraud is material.

(d)

The Executive agrees that all processes, techniques, know-how, inventions, plans, products, and devices developed, made or invented by the Executive, alone or with others in connection with the Executive’s employment with the Company shall become and be the sole property of the Company.

(e)	Neither the Company nor the Executive shall publicly disparage the other either before or after the termination of this Agreement.

(f)	The provisions of this Section 7 shall survive the termination of the Executive’s employment with the Company, irrespective of the reason therefor.

8.	Enforcement; Interest.

(a)

If any amount owing to the Executive under this Agreement is not paid by the Company, or on its behalf, within 15 days after a written demand, claim or request for payment has been sent to the Company to the attention of its Human Resources Dept. by certified mail, time being of the essence, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount and interest thereon and, if successful in whole or in part, the Executive shall be entitled to be reimbursed for reasonable attorneys’ fees and expenses (including disbursements and court costs) incurred by him in prosecuting such suit, subject to the following conditions:

(i)	only fees and expenses incurred during the Executive’s employment with the Company and during the five-year period immediately thereafter will be eligible for reimbursement;

(ii)	the amount of fees and expenses reimbursed in any one year will not affect the amount of fees and expenses reimbursed in any other year;

(iii)	the reimbursement of any fee or expense may be made no later than the end of the year following the year in which the fee or expense is incurred; and

(iv)	the right to reimbursement under this Section 8(a) is not subject to liquidation or exchange for any other benefit.

Interest shall be payable from the date any amount is first due and payable to the Executive at a rate equal to the prime rate published from time to time by J.P. Morgan Chase Bank, but in no event at a rate higher than the maximum rate then permitted by law.

(b)	The provisions of this Section 8 shall survive the termination of the Executive’s employment hereunder, irrespective of the reason therefor.

9.         Governing Law. This Agreement shall be subject to, and governed by, the internal laws of the State of New Jersey, without regard to conflicts of laws.

10.	Assignability.

(a)

The obligations of the Executive may not be delegated and, except as to the designation of beneficiaries of insurance and similar benefits, the Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of benefits under this Agreement. Any such attempted delegation or disposition shall be null and void ab initio and without effect.

(b)

This Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any subsidiary of the Company or any Successor to the Company, but any such assignment shall not relieve the assigning party of any of its obligations hereunder. Except as provided in this Section 10(b), this Agreement may not otherwise be assigned by the Company. (The term “Successor” shall mean, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or substantially all of the assets of the Company or such subsidiary.)

(c)

The Company shall obtain the agreement of any Successor that the Successor shall assume and be bound by the terms of this Agreement prior to the effectiveness of any such succession. Failure of the Company to obtain the agreement of any Successor to assume and be bound by the terms of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

11.       Amendment and Termination of Agreement. This Agreement may be amended or terminated by the Company without liability to the Executive upon one year’s prior written notice to the Executive. The rights of the Executive under this Agreement shall be vested irrevocably until expiration of the notice period referred to in the preceding sentence. However, this Agreement shall not confer any right to continued employment on the Executive.

12.       Integration. This Agreement supersedes all prior contracts and other agreements, written or oral, with respect to severance pay.

IN WITNESS WHEREOF, the parties have subscribed their names this 18th day of July, 2007, in Rochelle Park, New Jersey, in the case of the Company by an officer thereunto duly authorized.

/s/JOHN J. O’CONNELL III
John J. O’Connell III
(Please sign your name)

UNITED RETAIL GROUP, INC.

By: /s/GEORGE R. REMETA
Chief Administrative Officer